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Pitney Bowes Inc.  -  Form 8-K


                                                                     Exhibit (i)

                                                Contact:

                                                Press -      Sheryl Y. Battles
                                                             Executive Director,
                                                             External Affairs
                                                             (203) 351-6808

                                                Financial -  Michael Monahan
                                                             Director,
                                                             Investor Relations
                                                             (203) 351-6349


                    PITNEY BOWES DECLARES 2-FOR-1 STOCK SPLIT


FOR IMMEDIATE RELEASE

Stamford, Conn., October 6, 1997-- Today, the board of directors of Pitney Bowes Inc. (NYSE:PBI) declared a two-for-one split of the company's common stock subject to approval by stockholders of an amendment of the company's Restated Certificate of Incorporation. The amendment will increase the number of authorized common shares from 240,000,000 to 480,000,000 shares. The split will be effected through a dividend of one share of common stock for each common share outstanding.
     Notes Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli, "The strength of our core business, focus on profitable growth and solid financial foundation are all reflected in the steady increase of our stock valuation. We are excited about today's stock split declaration because it underscores our confidence in the continued growth and profitability of the company, and the success of our ongoing strategy to generate and deliver enhanced shareholder value. The lower post-split trading price should make our stock even more attractive to the public."
     The proposal will be voted on by stockholders of record as of October 24, 1997, at a special stockholders meeting December 18, 1997. If approved, the company will distribute the stock dividend on or about January 16, 1998, for each share held of record at the close of business December 29, 1997. The last Pitney Bowes stock split was in 1992.
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